CITY NATIONAL BANK
The way up.

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement is entered into as of August 4, 2008, by and between PRI Medical Technologies, Inc., a Nevada corporation ("Borrower") and City National Bank, a national banking association ("CNB").
RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of May 1, 2008, (the Credit Agreement, as herein amended, hereinafter the "Credit Agreement").

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2. Amendments. The Credit Agreement is amended as follows:

2.1               Section 1.8 (Commitment) is amended in its entirety to provide as follows:

"1.8 'Commitment' means CNB's commitment to make the Loans in the aggregate principal amount outstanding at any one time of up to ONE MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($1,500,000.00)."

2.2              Section 1.22 (Revolving Credit Commitment) is amended in its entirety to provide as follows:

"1.22 'Revolving Credit Commitment' means CNB's commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to ONE MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($1,500,000.00)."

2.3              Section 1.25 (Termination Date) of the Credit Agreement is amended in its entirety to provide as follows:

"125 'Termination Date' means August 3, 2009. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled "CNB's Remedies"; the date of any such termination will become the Termination Date as that term is used in this Agreement."

2.4               Section 2.1 (Revolving Credit Loan) is amended in its entirety to provide as follows:

"2.1 'Revolving Credit Loan.' Subject to the terms of this Agreement, CNB agrees to make loans ("Revolving Credit Loans") to Borrower, from the date of this Agreement up to and including the Termination Date, at such times as Borrower may request, up to the amount of the Revolving Credit Commitment. The Revolving Credit Loans may be repaid and reborrowed at any time up to and including the Termination Date."

3. Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4. Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB's satisfaction:

4.1               CNB shall have received this Amendment duly executed by Borrower; and

4.2               CNB shall have received a separate Commercial Guaranty executed by the Guarantor guarantying repayment of all Obligations of Borrower to CNB.

5. Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

"Borrower"	PRI Medical Technologies, Inc., a

	By:	/s/
Bruce J. Haber
Chairman/Chief Executive Officer

"CNB"	City National Bank, a national banking association

	By:	/s/
George Hill
Senior Vice President

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